Exhibit 99.1

InfuSystem Holdings, Inc. 31700 Research Park Drive Madison Heights, MI 48071 248-291-1210

FOR IMMEDIATE RELEASE

Monday, December 3, 2012

CONTACT:	Rob Swadosh / Patrick Malone
The Dilenschneider Group
212-922-0900

INFUSYSTEM ANNOUNCES NEW $36.5 MILLION CREDIT FACILITY

MADISON HEIGHTS, MICHIGAN, December 3, 2012—InfuSystem Holdings, Inc. (NYSE MKT: INFU) (“InfuSystem” or the “Company”), the leading national provider of infusion pumps and related services for the healthcare industry in the United States, announced today that it has replaced and refinanced its $35.0 million bank facility with a new $36.5 million credit facility, in order to provide additional financial and operational flexibility.

On November 30, 2012, the Company, advised by Houlihan Lokey, entered into a $36.5 million, four-year senior secured credit agreement with Wells Fargo Bank, N.A. and funds managed by PennantPark Investment Advisers, LLC. The new credit facility is comprised of an asset based loan revolver, Senior Term Loan, and Junior Term Loan bearing interest at a floating rate, which is currently 9.25%, substantially below the cost of the prior credit facility as amended.

“This new credit facility, developed in partnership with two preeminent financial lending institutions, optimizes our ability to execute our strategic business plan,” said InfuSystem’s Interim Chief Executive Officer, Dilip Singh. “It also represents another significant milestone in the reshaping of InfuSystem, and reflects the solid foundation the Company has established since the current leadership assumed full control of the Company during the second quarter of 2012.”

On November 14, 2012 the Company reported that it had returned to profitability in the third quarter ended September 30, 2012.

Jonathan Foster, InfuSytem’s Chief Financial Officer, noted that the new credit facility will further strengthen the balance sheet. “We were able to obtain the new loan on competitive terms well ahead of the prior facility expiring on July 1, 2013, and expect to reduce our scheduled principal loan payments by approximately $2.1 million on an annual basis, further enhancing operational cash flow.”

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is the leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, and Ontario, Canada. The Company’s stock is traded on the NYSE MKT under the symbol INFU.

Forward-Looking Statements

Certain matters discussed in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, including any statement that refers to expectations, projections or other characterizations of future events or circumstances and those which can be identified by the use of forward-looking terminology such as “expects,” “plans,” “may,” “should,” “believes” or “anticipates” and other similar expressions. These forward-looking statements involve known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied, or otherwise predicted, by such forward-looking statements. These risks and uncertainties include general economic conditions, the variability of interest rates, sufficiency of collateral to borrow against the facility, the impact on cash flow, as well as other risks, detailed from time-to- time in the Company’s publicly filed documents and in news releases and other communications. The Company disclaims any intention or duty to update any forward-looking statements made in this release.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.